Exhibit 99.1

Investor Relations contact:

Tel: 415-278-7933

investor_relations@gymboree.com

Media Relations contact:

Tel: 415-278-7493

media_relations@gymboree.com

THE GYMBOREE CORPORATION ANNOUNCES LEADERSHIP CHANGE

SAN FRANCISCO – January 26, 2017 - The Gymboree Corporation (“Gymboree” or the “Company”), today announced that Mark Breitbard will assume the role of Chairman of the Board of Directors effective February 1, 2017, and will be stepping down as Chief Executive Officer, once a successor has been appointed.

“I have given serious thought to the evolving needs of The Gymboree Corporation as an organization, and I believe this is the right time for the Board of Directors to identify a new CEO to lead the Company forward as we continue to focus on the strategic plans for our brands,” said Breitbard.

The Board of Directors will initiate a search to identify a successor Chief Executive Officer to lead the Company going forward.

“The board is grateful to Mark for his passion, leadership and significant contributions to Gymboree during his tenure, especially for building a very talented management team that will help lead the future of the Company,” said Lew Klessel, a member of the Board of Directors. “We are also excited that Mark will remain with the Company as Chairman and continue to serve as CEO to ensure a smooth transition.”

About The Gymboree Corporation

The Gymboree Corporation’s specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of October 29, 2016, the Company operated a total of 1,300 retail stores: 591 Gymboree® stores (541 in the United States, 49 in Canada and 1 in Puerto Rico), 174 Gymboree Outlet stores (173 in the United States and 1 in Puerto Rico), 150 Janie and Jack® shops (149 in the United States and 1 in Puerto Rico), and 385 Crazy 8® stores in the United States. The Company also operates online stores at www.gymboree.com, www.janieandjack.com and www.crazy8.com.

Cautionary Note Regarding Forward-Looking Statements

Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such statements include statements as to: Mr. Breitbard’s plans to step down as Chief Executive Officer, the future plans and strategic direction of the Company and other statements identified by words such as “estimates,” “expects,” “projects,” “plans,” “will,” and similar expressions. Potential risks and uncertainties include, but are not limited to, such factors as: our ability to attract a new Chief Executive Officer and the timing of any such hire, the ability of the Company to execute its strategic plans, particularly in light of the Company’s weaker than anticipated results of operations and other risk factors relating to our industry and business as detailed from time to time in Gymboree’s filings with the United States Securities and Exchange Commission, including Item 1A under the heading “Risk Factors” in the Company’s Transition Report on Form 10-K for the transition period from January 31, 2016 to July 30, 2016, filed with the SEC on October 28, 2016. The Company cautions investors not to place considerable reliance on the forward-looking statements contained in this press release.